Exhibit 99.1

Navitas Semiconductor Names Janet Chou Chief Financial Officer

TORRANCE, Calif., January 10, 2024 -- Navitas Semiconductor (Nasdaq: NVTS), the only pure-play, next-generation power semiconductor company and industry leader in gallium nitride (GaN) power ICs and silicon carbide (SiC) technology, announced the appointment of Janet Chou as Executive Vice President, Chief Financial Officer and Treasurer, effective upon the filing of Navitas’ 2023 annual report on Form 10‑K expected at the end of February.

Chou will report to Gene Sheridan, President and CEO, and will replace Ron Shelton, Senior Vice President, CFO and Treasurer, who announced his intention to pursue other opportunities effective March 15, 2024. Following the Form 10-K filing, Shelton will provide advice and assistance to Sheridan and transition assistance and support to Chou.

“Under Ron’s financial leadership, we have executed a significant and successful capital raise, built a strong investor and analyst base, and completed three strategic acquisitions—all while delivering predictable and impressive financial results,” said Sheridan. “While I wish Ron all the best in his next career move, I am also very excited to welcome Janet Chou as our new CFO. I am confident her deep experience in financial leadership at global, multi-$B public semiconductor leaders will be invaluable as we scale Navitas to new levels in coming years.”

Chou was previously Vice President and CFO of Global Operations for Western Digital Corporation, a $12 billion Nasdaq-listed developer, manufacturer, and provider of data storage devices and solutions. She was previously CFO of JCET Group Co., Ltd., a $5 billion global semiconductor company listed on the Shanghai Stock Exchange. Before that Chou progressed through a series of senior financial management roles at NXP Semiconductors N.V., a $13 billion global semiconductor manufacturer, including VP and CFO for Greater China, and VP and CFO of the Portable & Computing Business Unit.

Chou is a certified public accountant and holds a bachelor’s degree in accounting from the University of Texas, San Antonio, and an MBA from Santa Clara University.

About Navitas

Navitas Semiconductor (Nasdaq: NVTS) is the only pure-play, next-generation power-semiconductor company, founded in 2014. GaNFast™ power ICs integrate gallium nitride (GaN) power and drive, with control, sensing, and protection to enable faster charging, higher power density, and greater energy savings. Complementary GeneSiC™ power devices are optimized high-power, high-voltage, and high-reliability silicon carbide (SiC) solutions. Focus markets include EV, solar, energy storage, home appliance / industrial, data center, mobile and consumer. Over 250 Navitas patents are issued or pending. As of August 2023, over 125 million GaN and 12 million SiC units have been shipped, and with the industry’s first and only 20-year GaNFast warranty. Navitas was the world’s first semiconductor company to be CarbonNeutral®-certified.

Navitas Semiconductor, GaNFast, GaNSense, GeneSiC and the Navitas logo are trademarks or registered trademarks of Navitas Semiconductor Limited and affiliates. All other brands, product names and marks are or may be trademarks or registered trademarks used to identify products or services of their respective owners.

Contact Information

Stephen Oliver, VP Corporate Marketing & Investor Relations

ir@navitassemi.com